Exhibit 99.1

NEWS RELEASE
CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL’S FEDERAL MINE RESUMES LONGWALL PRODUCTION
ST. LOUIS, April 7 — Patriot Coal Corporation (NYSE: PCX) today reported that its Federal No. 2 mine near Fairview, West Virginia has resumed longwall production. Longwall production at the mine was curtailed in early March following two roof falls.
     “Our dedicated employees at Federal have done a terrific job getting the longwall back up and running in a safe and efficient manner. We are pleased that, as a result of our strong safety culture, we experienced no injuries during this clean-up effort, while also meeting our planned schedule,” said Patriot President and Chief Executive Officer Richard M. Whiting.
About Patriot Coal
Patriot Coal Corporation (the “Company”) is a leading producer and marketer of coal in the eastern United States, with ten company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin. The company ships to electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.3 billion tons of proven and probable coal reserves. The company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: failure to obtain Company stockholder approval of the proposed issuance of Company shares in connection with the acquisition of Magnum Coal Company; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the acquisition; availability and cost of financing; failure to consummate or delay in consummating the acquisition for other reasons; changes in laws or regulations; changes in general economic conditions, including coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and 8-K reports.
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